SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA • ASIA PACIFIC • EUROPE

Exhibit 5.1

May 24, 2024

Biodesix, Inc.

919 W. Dillon Road

Louisville, CO 80027

  Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1, File No. 333-278881 (the “Registration Statement”), filed by Biodesix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of 30,434,280 shares (the “Shares”) of its Common Stock, $0.001 par value per share, which are issuable upon the conversion of 760,857 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”). The Series A Preferred Stock was issued pursuant to certain purchase agreements dated April 5, 2024 (the “Securities Purchase Agreements”) among the Company and the certain purchasers named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Securities Purchase Agreements, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Series A Preferred Stock by the Company and the issuance of the Shares upon conversion thereof. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Biodesix, Inc.

May 24, 2024

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares issuable upon conversion of the Series A Preferred Stock, when duly issued and delivered in accordance with the terms of the Series A Preferred Stock will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have assumed that at the time of the issuance of any Shares upon conversion of any share of Series A Preferred Stock, there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation as in effect at such time.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP